Exhibit 5.1

Baker Botts L.L.P.
910 Louisiana
Houston, Texas 77002
713-229-1234

February 23, 2004

Pioneer Drilling Company
9310 Broadway, Bldg. 1
San Antonio, Texas 78217

  Re:
  Pioneer Drilling Company Registration Statement on Form S-3

Ladies and Gentlemen:

        As set forth in the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Pioneer Drilling Company, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed sale from time to time by the selling shareholders identified in the Registration Statement of up to 4,400,000 shares (the "Offered Shares") of common stock, par value $0.10 per share, of the Company, we are passing upon certain legal matters in connection with the Offered Shares for the Company. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

        In our capacity as counsel to the Company in the connection referred to above, we have examined the originals, or copies certified or otherwise identified, of (i) the articles of incorporation and amended and restated bylaws, each as amended to date, of the Company and (ii) such corporate records, including minute books, certificates of public officials, statutes and other instruments and documents as we have deemed relevant and necessary as a basis for the opinion we hereinafter express. In giving such opinion, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or reproduced copies conform to the original copies of those documents and those original copies are authentic and complete.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Offered Shares are duly authorized, have been validly issued, and are fully paid and nonassessable.

        The opinion set forth above is based on and limited in all respects to matters of the federal laws of the United States and the laws of the State of Texas, each as currently in effect.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ BAKER BOTTS L.L.P.

                      Baker Botts L.L.P.